[BorgWarner logo]
                                             Immediate Release
                                             Contact
                                             Mary Brevard
                                             Phone:  312/322-8683


BORGWARNER NAMES WILLIAM C. CLINE ACTING CFO

Chicago, Illinois, November 17, 2003   BorgWarner Inc. (NYSE:BWA) today
announced that vice president and controller William (Skip) C. Cline, 54, has been appointed acting chief financial officer. Cline is replacing George E. Strickler, who is leaving BorgWarner to join Visteon Corporation.

      "A committee which includes two board members and me is in place to lead our fast-track search process for a permanent replacement," said Timothy M. Manganello, chairman and chief executive officer. "During this interim period, we are pleased that Skip and his team will provide the depth of financial expertise and continuity necessary to assure our continued progress and a seamless transition. Our entire management team continues to provide strong leadership as we pursue our aggressive growth goals."

     Mr. Cline has been with BorgWarner for 21 years and has served as vice president and controller since 1993. Prior to joining BorgWarner he was with Ernst & Young. He is a Certified Public Accountant, and holds a bachelors degree from Duke University and a masters in management from the Kellogg School of Management at Northwestern University.

     Manganello noted, "George has contributed significantly to BorgWarner's success over the past three years. On behalf of BorgWarner, I wish him all the best with what appears to be an exceptional career opportunity.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com. For further information contact BorgWarner Corporate Communications at 312-322-8500
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2002.